W-H ENERGY SERVICES 2003 EARNINGS PER SHARE UP 17% OVER PRIOR YEAR

HOUSTON, January 29, 2004 (BusinessWire) - W-H Energy Services, Inc. (NYSE: WHQ) announced that net income for the year ended December 31, 2003 was $19.3 million or $0.69 per share which is up 17 percent from the $0.59 per share reported for the year ended December 31, 2002. For the fourth quarter, net income was $3.0 million ($0.11 per share) which is lower than the $3.3 million ($0.12 per share) reported in the same period last year. In the preceding quarter, the Company reported net income of $4.7 million or $0.17 per share.

The Company projects that earnings per share will range from $0.11 to $0.15 for the quarter ending March 31, 2004.

The Company also announced today that it is evaluating the possible sale of its maintenance and safety segment. Management noted that this segment, which is comprised of two businesses, accounted for 8 percent of the Company's 2003 total revenues and at December 31, 2003, the net book value of this segment was approximately $27 million.

During the fourth quarter of 2003, the Company completed the acquisition of three companies - Continental Directional Corp., Dutch, Inc., and HydraCoil, Inc. Headquartered in Nisku, Alberta, Continental provides directional drilling services in Western Canada, a market that W-H's directional drilling business did not previously serve. Dutch provides rental tools to drilling, completion and production businesses through its sole location in Broussard, Louisiana. The acquisition of HydraCoil extends the geographic reach of the Company's cased-hole logging and perforating services into the North Texas market. These three companies were acquired for total cash consideration of approximately $15.9 million and approximately 110,000 shares of W-H common stock and produced combined unaudited trailing twelve months revenue of approximately $16.4 million.

CONSOLIDATED OPERATING RESULTS

Revenues for the fourth quarter of $102.5 million and operating income of $7.1 million were 23 percent higher and 5 percent lower than the fourth quarter of 2002, respectively. On a sequential basis, revenues and operating income decreased by 2 percent and 26 percent as compared to the previous quarter.

Domestic revenues increased 22 percent over the fourth quarter of last year and were up 1 percent as compared to the preceding quarter. International revenues increased 31 percent over the fourth quarter of last year and were 12 percent lower than the previous quarter.

The Company's operating income as a percentage of revenues for the fourth quarter was 7.0 percent compared to 9.0 percent reported for the fourth quarter last year and 9.2 percent in the previous quarter.

For the year ended December 31, 2003, net income was $19.3 million ($0.69 per share), compared to the year ended December 31, 2002 net income of $16.3 million ($0.59 per share). Revenues for the year ended December 31, 2003 of $398.3 million and operating income of $39.4 million were 27 percent and 18 percent higher than the prior year, respectively.

QUARTERLY SEGMENT RESULTS

Drilling

Revenues in the drilling segment were $65.1 million in the fourth quarter, 24 percent higher than the comparable period in the prior year and 1 percent lower than the preceding quarter. Operating income of $7.6 million was 30 percent higher than the comparable period in the prior year and 8 percent higher than the preceding quarter.

Completion and workover

Revenues in the completion and workover segment were $29.5 million in the fourth quarter, 28 percent higher than the comparable period in the prior year and 3 percent lower than the preceding quarter. Operating income of $2.7 million was 24 percent lower than the comparable period in the prior year and 46 percent lower than the preceding quarter.

Maintenance and safety

Revenues in the maintenance and safety segment were $7.9 million in the fourth quarter, 9 percent higher than the comparable period in the prior year and flat as compared to the preceding quarter. Operating loss of $0.5 million was lower than the operating income of $0.1 million and $0.2 million reported for the comparable period in the prior year and the preceding quarter, respectively.

W-H Energy is a diversified oilfield service company that provides products and services used primarily for the drilling, completion and production of oil and natural gas wells. The Company has onshore operations in the United States, Canada, Brazil, Europe, North Africa and the Middle East and offshore operations in the Gulf of Mexico, the North Sea, the Persian Gulf, the Gulf of Suez, the Mediterranean Sea and off the coast of Brazil.

STATEMENTS IN THIS PRESS RELEASE THAT ARE NOT STRICTLY HISTORICAL ARE "FORWARD-LOOKING" STATEMENTS AS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THE ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS DUE TO, AMONG OTHER THINGS, THE CURRENT AND EXPECTED FUTURE PRICES OF CRUDE OIL AND NATURAL GAS, THE LEVEL OF EXPLORATION, DEVELOPMENT AND PRODUCTION ACTIVITY OF, AND THE CORRESPONDING CAPITAL SPENDING BY, OUR CUSTOMERS, THE DEVELOPMENT AND IMPLEMENTATION OF NEW TECHNOLOGIES AND WEATHER CONDITIONS IN OFFSHORE MARKETS. THESE RISKS ARE MORE FULLY DESCRIBED IN W-H ENERGY SERVICES, INC.'S ANNUAL REPORT FILED ON FORM 10-K WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY DISCLAIMS ANY OBLIGATION TO UPDATE THE STATEMENTS IN THIS PRESS RELEASE.


CONTACT:  W-H Energy Services, Inc., Houston
          Shawn M. Housley, 713/974-9071

                            W-H ENERGY SERVICES, INC.
                 UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
               (in thousands, except share and per share amounts)

                                                  THREE MONTHS ENDED DECEMBER 31,     YEAR ENDED DECEMBER 31,
                                                  -------------------------------   ---------------------------
                                                       2003            2002            2003            2002
                                                    -----------     -----------     -----------     -----------
Revenues                                            $   102,516     $    83,013     $   398,349     $   313,414

COSTS AND EXPENSES:
        Cost of revenues                                 60,227          45,733         228,111         172,922
        Selling, general and administrative              21,409          17,707          79,472          64,438
        Research and development                          2,845           2,747          11,241           9,954
        Depreciation and amortization                    10,895           9,344          40,101          32,620
                                                    -----------     -----------     -----------     -----------
                     Total costs and expenses            95,376          75,531         358,925         279,934

                     Operating income                     7,140           7,482          39,424          33,480

OTHER EXPENSES:
        Interest expense, net                             2,306           1,873           8,087           6,551
        Other expense, net                                   31             209              19             466
                                                    -----------     -----------     -----------     -----------
                     Income before income taxes           4,803           5,400          31,318          26,463

        Provision for income taxes                        1,849           2,079          12,057          10,188
                                                    -----------     -----------     -----------     -----------
                     Net income                     $     2,954     $     3,321     $    19,261     $    16,275
                                                    ===========     ===========     ===========     ===========

EARNINGS PER COMMON SHARE:
        Basic                                       $      0.11     $      0.12     $      0.71     $      0.62
        Diluted                                     $      0.11     $      0.12     $      0.69     $      0.59

WEIGHTED AVERAGE SHARES OUTSTANDING:
        Basic                                        27,341,965      26,976,392      27,189,530      26,360,110
        Diluted                                      28,060,865      27,901,848      27,942,202      27,371,029

                            W-H ENERGY SERVICES, INC.
                      CONSOLIDATED CONDENSED BALANCE SHEETS
                                 (in thousands)

                                                               DECEMBER 31,  DECEMBER 31,
                                                                   2003         2002
                                                               ------------  ------------
                                                               (UNAUDITED)
ASSETS:
     Cash and cash equivalents                                   $ 12,275     $  9,386
     Accounts receivable, net                                      87,570       75,793
     Inventory                                                     39,725       39,206
     Other current assets                                          13,068        9,324
                                                                 --------     --------
                  Total current assets                            152,638      133,709

     Property and equipment, net                                  221,879      193,272
     Other assets                                                 126,845      111,581
                                                                 --------     --------
                  Total assets                                   $501,362     $438,562
                                                                 ========     ========

LIABILITIES AND SHAREHOLDERS' EQUITY:
     Accounts payable and accrued liabilities                      45,089       43,749
     Current maturities of long-term debt                          10,859       14,300
     Other current liabilities                                         --        1,750
                                                                 --------     --------
                  Total current liabilities                        55,948       59,799

     Long-term debt, net of current maturities (1)                166,962      133,005
     Other liabilities                                             31,012       24,229
                                                                 --------     --------
                  Total liabilities                               253,922      217,033

     Shareholders' equity                                         247,440      221,529
                                                                 --------     --------
                  Total liabilities and shareholders' equity     $501,362     $438,562
                                                                 ========     ========

(1) As of December 31, 2003, there was approximately $46 million available under the Company's revolving credit facility.

                            W-H ENERGY SERVICES, INC.
                 UNAUDITED SEGMENTED AND SELECTED FINANCIAL DATA
                                 (in thousands)

                                                       THREE MONTHS ENDED DECEMBER 31,       YEAR ENDED DECEMBER 31,
                                                       -------------------------------      ------------------------
                                                            2003             2002             2003           2002
                                                          ---------        --------         ---------      ---------
SEGMENTED INFORMATION:
    Revenue:
          Drilling                                        $  65,059        $ 52,656         $ 242,085      $ 205,177
          Completion and workover                            29,536          23,096           125,098         80,645
          Maintenance and safety                              7,921           7,261            31,166         27,592
                                                          ---------        --------         ---------      ---------
               Total revenue                              $ 102,516        $ 83,013         $ 398,349      $ 313,414
                                                          =========        ========         =========      =========

    DEPRECIATION AND AMORTIZATION:
          Drilling                                        $   6,299        $  5,672         $  23,237      $  20,163
          Completion and workover                             3,466           2,630            12,476          8,668
          Maintenance and safety                              1,059             972             4,069          3,537
          Corporate                                              71              70               319            252
                                                          ---------        --------         ---------      ---------
               Total depreciation and amortization        $  10,895        $  9,344         $  40,101      $  32,620
                                                          =========        ========         =========      =========

    OPERATING INCOME:
          Drilling                                        $   7,633        $  5,892         $  26,881      $  26,600
          Completion and workover                             2,688           3,527            22,546         13,548
          Maintenance and safety                               (478)             89              (290)           581
          Corporate                                          (2,703)         (2,026)           (9,713)        (7,249)
                                                          ---------        --------         ---------      ---------
               Total operating income                     $   7,140        $  7,482         $  39,424      $  33,480
                                                          =========        ========         =========      =========